                                                                    Exhibit 99.1

MANAGEMENT'S DISCUSSION AND ANALYSIS RELATING TO THE 1997 FINANCIAL STATEMENTS

On July 20, 1998, Seagram announced that it had agreed to sell Tropicana Products, Inc. and its global juice business ("Tropicana") to PepsiCo, Inc. for a cash price of $3.3 billion. The sale is part of the Company's continuing effort to realign the Company's assets and to realize Tropicana's full value for Seagram shareholders. The transaction, which is subject to Hart-Scott-Rodino and other customary regulatory approvals, is expected to close by the end of August 1998. As a result of this proposed transaction, the Company's Consolidated Financial Statements and Management's Discussion and Analysis have been reclassified to report Tropicana as discontinued operations for all periods presented.

Effective June 30, 1996, the Company changed its fiscal year-end from January 31 to June 30. The financial results for the twelve months ended June 30, 1997 represent the first full fiscal year on the new basis. The financial results for the period from February 1, 1996 to June 30, 1996 (the "Transition Period") are also included in this Report. Results for the Transition Period are not necessarily indicative of operations for a full year.

Several events during the fiscal year ended June 30, 1997 have impacted the comparability of Seagram's financial statements.

SALE OF THE 156 MILLION DUPONT EQUITY WARRANTS: On July 24, 1996, the Company sold its 156 million equity warrants of E.I. du Pont de Nemours and Company ("DuPont") to DuPont for $500 million in cash. The Company had an after-tax gain of $39 million and after-tax net proceeds of $479 million.

SALE OF PUTNAM BERKLEY: On December 16, 1996, the Company completed the sale of The Putnam Berkley Group, Inc. ("Putnam"), the book publishing division of Universal Studios, Inc. for $330 million in cash. The Company had a $64 million pretax gain on the sale but no after-tax gain due to the write-off of goodwill allocated to Putnam, which has no associated tax benefit.

SALE OF TIME WARNER SHARES: On May 28, 1997, Seagram sold 30 million shares of Time Warner Inc. ("Time Warner") common stock for $1.39 billion in cash. The Company had an after-tax gain of $100 million and after-tax net proceeds of $1.33 billion. At June 30, 1997 the Company continued to hold 26.8 million Time Warner shares.

For each fiscal period presented, the following analysis includes an overview of revenues and operating income for the Company's two business segments, Beverages and Entertainment, and a more detailed discussion of the three lines of business within Entertainment - Filmed Entertainment, Music, and Recreation and Other. This discussion will address attributed revenues and attributed earnings before interest, taxes, depreciation and amortization ("EBITDA"). These amounts include Seagram's proportionate share of the revenues and EBITDA, respectively, of its equity companies. The adjustment for equity companies eliminates the proportionate share of the revenues or EBITDA of equity companies, and reflects the equity income as reported under U.S. generally accepted accounting principles.

The Company believes cash flow, as defined by EBITDA, is an appropriate measure of the Company's operating performance, given the goodwill associated with the Company's acquisitions. In addition, financial analysts generally consider EBITDA to be an important measure of comparative operating performance. However, EBITDA should be considered in addition to, not as a substitute for, operating income, net income, cash flows and other measures of financial performance in accordance with generally accepted accounting principles.

The following detailed analysis of operations should be read in conjunction with the 1997 Financial Statements included in this Form 8-K.

EARNINGS SUMMARY


                                           Twelve Months           Five Months             Fiscal Year
                                           Ended June 30,         Ended June 30,        Ended January 31,
U.S. Dollars in Millions
Except per Share Amounts                  1997       1996        1996        1995        1996       1995
------------------------                  ----       ----        ----        ----        ----       ----


ATTRIBUTED REVENUES                     $11,763    $11,294      $4,779      $2,270     $8,780      $5,214
REPORTED REVENUES                        10,644     10,215       4,251       2,093      8,052       5,008
EBITDA                                    1,413      1,296         440         331      1,187         809
OPERATING INCOME
     Beverages                              677       338          182         207        361         689
     Entertainment                          242       174            1          32        205           -
     Corporate                             (138)     (125)         (55)        (19)       (84)        (61)
                                        -------    -------      -------     -------    -------      ------
OPERATING INCOME                            781       387          128         220        482         628
Interest, net and other                      (7)      238           99          56        195         317
Provision (benefit) for income taxes        331        35          (33)         54        121         141
Minority interest charge (credit)            12        14           (5)          3         22           -
INCOME FROM CONTINUING OPERATIONS
  BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                       $445       $100          $67        $107       $144        $170
PER SHARE - BASIC                        $1.20       $.26         $.18        $.29       $.38        $.46
Income from Discontinued
  Tropicana Operations, after tax           57         42           18          10         30          24
Discontinued DuPont activities               -          -            -       3,232      3,232         617
Income before cumulative effect        -------    -------      -------     -------    -------      ------
  of accounting change                    $502       $142          $85      $3,349     $3,406        $811
Cumulative effect of accounting
  change                                     -          -            -           -          -         (75)
                                       -------    -------      -------     -------    -------      ------
NET INCOME                                $502       $142          $85      $3,349     $3,406        $736
NET INCOME PER SHARE - BASIC             $1.36       $.37         $.23       $8.99      $9.13       $1.98

Note: The Company's reported financial results for the five-month period ended June 30, 1996 and 1995 include six months of Universal (from January 1,1996 to June 30, 1996) and one month of Universal (from the acquisition date of June 5, 1995 to June 30, 1995), respectively. The Company's results for the fiscal year ended January 31, 1996 include seven months of Universal (from June 5, 1995 to December 31, 1995).


RESULTS OF OPERATIONS

FISCAL YEAR ENDED JUNE 30, 1997 VS. COMPARABLE PERIOD ENDED JUNE 30, 1996

Reported revenues and attributed revenues of $10.6 billion and $11.8 billion, respectively, increased from $10.2 billion and $11.3 billion, respectively, last year. Excluding the revenues of Putnam which was sold in December 1996, reported revenues and attributed revenues both increased five percent year-on-year. EBITDA was $1.4 billion compared with $1.3 billion last year. Excluding the contribution of Putnam, EBITDA increased 10 percent. Beverage EBITDA was nine percent higher. Entertainment EBITDA was 13 percent above last year, excluding the contribution of Putnam.

Operating income, including a $64 million pretax gain on the sale of Putnam, was $781 million, up substantially from the prior year which included a $274 million pretax reengineering charge for Beverages operations. Excluding the unusual items, operating income rose eight percent year-on-year reflecting the growth in operations which was partially offset by higher depreciation and amortization and higher corporate expenses. The incremental depreciation and amortization principally results from higher goodwill amortization related to the Brillstein-Grey Entertainment, Interscope Records and Multimedia Entertainment acquisitions. The increase in corporate expenses to $138 million is largely due to the increase in the market value of the Company's shares during the fiscal year ended June 30, 1997 which resulted in the recognition of additional expenses associated with stock-based compensation.

Interest, net and other in the fiscal year ended June 30, 1997 is net of the pretax gains on the sales of the DuPont warrants ($60 million) and the Time Warner shares ($154 million). Net interest expense of $247 million is also partially offset by $40 million of dividend income from Time Warner and DuPont. In the twelve months ended June 30, 1996, net interest expense of $277 million was partially offset by $39 million of dividend income. The net interest expense decrease largely reflects the repayment of debt with a portion of the proceeds from the sales of the DuPont warrants and Time Warner shares.

The underlying effective income tax rate for continuing operations (excluding one-time items) for the fiscal year ended June 30, 1997 was 38 percent compared with 41 percent in the comparable prior period. The income tax provision in fiscal 1997 also includes $21 million of taxes on the gain on the sale of the DuPont warrants, $64 million of taxes on the gain on the sale of Putnam and $54 million of taxes on the gain on the sale of the Time Warner shares. In the prior year, the income tax provision included a $73 million benefit on the reengineering charge and a $67 million benefit related to a settlement with the U.S. government regarding the recognition of a capital loss on the Company's 1981 exchange of shares of Conoco Inc. for common stock of DuPont.

Income from continuing operations was $445 million or $1.20 per share in the fiscal year ended June 30, 1997, compared with $100 million or $0.26 per share in the comparable prior period. Excluding the after-tax gains on the sales of the DuPont warrants and the Time Warner shares, income from continuing operations in fiscal year 1997 was $306 million or $0.82 per share. In the comparable prior period, excluding the reengineering charge and the benefit associated with the tax settlement, income from continuing operations was $234 million or $0.63 per share.

Income from discontinued Tropicana operations, after tax, was $57 million or $0.16 per share in the fiscal year ended June 30, 1997, compared with $42 million or $0.11 per share in the comparable prior period. Reported revenues from discontinued operations were $1.9 billion in the fiscal year ended June 30, 1997 and $1.8 billion in the comparable prior period. Operating income was $152 million in the fiscal year ended June 30, 1997 and $120 million in the comparable prior period. Results of discontinued operations include allocations of consolidated interest expense totaling $41 million and $38 million in the twelve months ended June 30, 1997 and 1996, respectively. The allocations were based on the ratio of net assets of discontinued operations to consolidated net assets.

Net income was $502 million or $1.36 per share including discontinued operations in the fiscal year ended June 30, 1997, compared with $142 million or $0.37 per share in the comparable prior period.

BEVERAGES

Spirits and Wine revenues were adversely affected by difficult market conditions in both Europe and Asia Pacific. Attributed revenues declined two percent to $5.2 billion, while reported revenues were one percent weaker than last year at $5.05 billion. Excluding the impact of unfavorable foreign exchange, revenues would have been essentially even with last year. EBITDA increased nine percent to $810 million, driven largely by strong North American performance. The foreign exchange impact on EBITDA was negligible. EBITDA as a percent of attributed revenues rose from 14.0 percent to 15.4 percent reflecting benefits from reengineering and other cost-saving initiatives.

Spirits and Wine case volumes decreased two percent in fiscal year 1997 as the performance of the Company's global brands was mixed. Volumes in North America were strong, in particular for Crown Royal Canadian Whisky, for which shipments grew eight percent, and Captain Morgan Rum, which increased volumes by 14 percent. Absolut Vodka, for which the Company gained distribution rights in major international markets beginning in 1994, had an 11 percent increase in shipments reflecting strong growth in all markets.

BEVERAGES

                                           Twelve Months                  Five Months                    Fiscal Year
                                           Ended June 30,                Ended June 30,               Ended January 31,

U.S. Dollars in Millions                 1997          1996           1996           1995            1996          1995
------------------------                 ----          ----           ----           ----            ----          ----
Attributed Revenues                    $ 5,249        $ 5,343        $ 2,007        $ 1,904        $ 5,235        $ 5,214
 Adjustment for equity companies          (198)          (240)          (116)          (112)          (236)          (206)
                                       -------        -------        -------        -------        -------        -------
REPORTED REVENUE*                      $ 5,051        $ 5,103        $ 1,891        $ 1,792        $ 4,999        $ 5,008
                                       -------        -------        -------        -------        -------        -------

EBITDA                                     810            746            244            265            767            809
Reengineering charge                      --             (274)          --             --             (274)          --
Adjustment for equity companies            (10)           (10)            (5)            (3)            (8)            (7)
Depreciation and amortization             (123)          (124)           (57)           (55)          (124)          (113)
                                       -------        -------        -------        -------        -------        -------
OPERATING INCOME                       $   677        $   338        $   182        $   207        $   361        $   689
                                       -------        -------        -------        -------        -------        -------


*Reported revenues include excise taxes of $808 million and $822 million in the twelve months ended June 30, 1997 and 1996, respectively, $296 million and $317 million in the five month periods ended June 30, 1996 and 1995, respectively, and $812 million and $836 million for the fiscal years ended June 31, 1996 and 1995, respectively.


The $64 million EBITDA increase reflects significant growth in the Americas, which is partially offset by declines in the other geographic regions. The double-digit increase in the Americas was driven by strong volumes in North America, improvements in Brazil, Argentina and certain nonaffiliated markets, and benefits realized from the reengineering initiatives. EBITDA for Europe & Africa declined seven percent primarily due to the difficult conditions in the German and Italian markets. On a positive note, the U.K., Greece and Portugal all achieved growth year-on-year. In Asia Pacific, EBITDA declined five percent as difficult trading conditions in Greater China more than offset growth and reengineering savings in Japan and Korea.

Attributed revenues and EBITDA generated outside of North America accounted for approximately 63 percent and 54 percent of total attributed revenues and EBITDA, respectively. Europe & Africa accounts for 34 percent of Spirits and Wine attributed revenues and 22 percent of EBITDA. Asia Pacific represents 20 percent of the total attributed revenues and 24 percent of EBITDA. Latin America accounts for the remaining nine percent of attributed revenues and eight percent of EBITDA. (This geographic breakdown, which is used by management to measure the performance of marketing affiliates, excludes excise taxes, assigns sales to the region in which the purchaser is located and includes our proportionate share of the revenues and EBITDA of equity company affiliates. The geographic data contained in Note 11 of the Notes to the Consolidated Financial Statements for the fiscal year ended June 30, 1997 include excise taxes as well as the Company's other operations, and are based upon the location of the legal entity which invoices the sale.)

Despite the revenue decline, the Company continued to invest for future growth by supporting its brands. While total brand spending declined, in line with the volume shortfall, advertising rose six percent. The advertising growth reflects an increased emphasis on the consumer and is focused behind the core strategic brands and in key markets including the U.S., Greater China and Germany.

Depreciation and amortization of assets was $101 million in fiscal year 1997 and $99 million in the comparable prior period. Amortization of goodwill was $22 million and $25 million in the twelve-month periods ended June 30, 1997 and 1996, respectively. Spirits and Wine capital expenditures were $187 million in fiscal year 1997 and total assets were $5,290 million at June 30, 1997.

ENTERTAINMENT


                                                                                 Fiscal Yr.  Six Months     Twelve Months
                                         Twelve Months         Five Months         Ended        Ended           Ended
                                         Ended June 30,       Ended June 30,     January 31    June 30,      December 31,
U.S. Dollars in Millions                1997       1996      1996       1995       1996        1995       1995         1994
------------------------                ----       ----      ----       ----       ----        ----       ----         ----
Attributed Revenues
   Filmed Entertainment               $ 3,917    $ 3,671    $ 1,740    $   193    $ 2,124    $ 1,556    $ 3,487      $ 3,313
   Music                                1,500      1,205        537         85        753        589      1,257        1,293
   Recreation and Other                 1,097      1,075        495         88        668        448      1,028          965
                                      -------    -------    -------    -------    -------    -------    -------      -------

Attributed Revenues                   $ 6,514    $ 5,951    $ 2,772    $   366    $ 3,545    $ 2,593    $ 5,772      $ 5,571
Gain on sale of Putnam                     64       --         --         --         --         --         --           --
Adjustment for equity companies          (985)      (839)      (412)       (65)      (492)      (372)      (798)        (753)
                                      -------    -------    -------    -------    -------    -------    -------      -------
REPORTED REVENUES                     $ 5,593    $ 5,112    $ 2,360    $   301    $ 3,053    $ 2,221    $ 4,974      $ 4,818
                                      -------    -------    -------    -------    -------    -------    -------      -------
EBITDA
   Filmed Entertainment               $   373    $   379    $   176    $    37    $   240    $    89    $   292      $   176
   Music                                   72         24        (24)        11         59         75        123          192
   Recreation and Other                   158        147         44         18        121         75        178          165
                                      -------    -------    -------    -------    -------    -------    -------      -------
EBITDA                                    603        550        196         66        420        239        593          533
                                      -------    -------    -------    -------    -------    -------    -------      -------

Gain on sale of Putnam                     64       --         --         --         --
Adjustment for equity
    companies                             (97)       (92)       (47)       (11)       (56)
Depreciation and
    Amortization                         (328)      (284)      (148)       (23)      (159)
                                      -------    -------    -------    -------    -------
OPERATING INCOME                      $   242    $   174    $     1    $    32    $   205
                                      -------    -------    -------    -------    -------


Note: The Company's reported financial results for the five-month period ended June 30, 1996 include six months of Universal (from January 1, 1996 to June 30,
1996) and one month of Universal in the prior period (from the acquisition date of June 5, 1995 to June 30, 1995). The Company's results for the fiscal year ended January 31, 1996 include seven months of Universal (from June 5, 1995 to December 31, 1995). Universal's results for the six months ended June 30, 1995 and the twelve months ended December 31, 1995 and December 31, 1994 are provided for comparative purposes.



                                                         Five Month   Fiscal Year
                                        Twelve Months       Ended       Ended       Twelve Months
                                        Ended June 30,     June 30,   January 31,  Ended December 31,
U.S. Dollars in Millions               1997       1996       1996        1996       1995      1994
------------------------               ----       ----       ----        ----       ----      ----
Capital Expenditures
   Filmed Entertainment                $ 44       $ 52       $ 33        $ 40       $ 59       $ 66
   Music                                 47         37         24          26         33         30
   Recreation and Other                 115        180         79         109        137        123
                                       ----       ----       ----        ----       ----       ----
                                       $206       $269       $136        $175       $229       $219

Note: Capital expenditures for the five-month period ended June 30, 1996 include six months of Universal (from January 1, 1996 to June 30, 1996). Capital expenditures for the fiscal year ended January 31, 1996 include seven months of Universal (from June 5, 1995 to December 31, 1995). Universal's capital expenditures for the twelve months ended December 31, 1995 and December 31, 1994 are provided for comparative purposes.



ENTERTAINMENT

In the fiscal year ended June 30, 1997, Universal contributed $5.6 billion to reported revenues, up nine percent from the $5.1 billion contributed in the comparable prior period. Operating income, including the $64 million gain on the sale of Putnam, rose 39 percent to $242 million in fiscal year 1997. Excluding the operating contribution of Putnam and the gain on the sale, reported revenues and operating income increased 12 percent and four percent, respectively.

FILMED ENTERTAINMENT In fiscal year 1997, attributed revenues increased seven percent and reported revenues increased six percent. The motion picture group accounted for over 60 percent of the $3.9 billion of attributed revenues, while television accounted for approximately 20 percent. EBITDA declined slightly to $373 million. EBITDA as a percent of attributed revenues declined from 10.3 to
9.5 percent.

The motion picture group's EBITDA was down despite the successful theatrical release of The Nutty Professor, Liar Liar and The Lost World: Jurassic Park, the latter two of which were released relatively late in the fiscal year. The results were negatively impacted by several disappointing releases, including Dante's Peak and McHale's Navy, and a one-time charge associated with the termination of The Bubble Factory production deal. The television group's results were even with last year as the contribution from the international pay and free television agreements and the Multimedia Entertainment and Brillstein-Grey Entertainment acquisitions were offset by higher deficit spending on new television series and the cancellation of several series which were in a profitable position, including Murder, She Wrote and Dream On. The EBITDA of USA Networks (50 percent-owned at June 30, 1997) was essentially even with the prior year.

MUSIC In fiscal year 1997, the music group revenues benefited from the substantial investment in new artists and labels in the past two years. Attributed revenues and reported revenues increased 24 percent and 22 percent, respectively. The results reflect a considerably improved chart position. In the U.S., the music group's share of the current album releases rose more than six percentage points to over 14 percent in the first half of calendar year 1997. Major albums in release in 1997 included those by No Doubt, Bush, BLACKstreet, The Wallflowers, Counting Crows and Nirvana.

Music EBITDA tripled to $72 million. EBITDA as a percent of attributed revenues rose from 2.0 percent to 4.8 percent. The margins in both periods were adversely impacted by the continued investment spending for new artists and labels and international expansion.


RECREATION AND OTHER Attributed revenues for Recreation and Other increased two percent while reported revenues decreased three percent. EBITDA increased seven percent to $158 million. The comparison is impacted by the sale of Putnam during fiscal year 1997. Excluding the contribution of Putnam from both years, attributed revenues rose over 20 percent, reported revenues increased 18 percent and EBITDA climbed 22 percent.

The recreation group's strong growth was driven by the successful opening of two new attractions: Jurassic Park - The Ride at Universal Studios Hollywood in June 1996, and Terminator 2: 3-D at Universal Studios Florida, its 50 percent-owned joint venture, in May 1996. Attendance and per capita spending rose at both theme parks. In Hollywood, attendance grew 18 percent and per capita spending rose eight percent. In Florida, attendance rose four percent while per capita spending increased eight percent.

Spencer Gifts continued its strong performance during the period due to new store openings and a four percent increase in comparable store sales. The Universal Studios New Media Group had strong video game sales, principally Crash Bandicoot, offset by increased losses from the Company's equity investment in Interplay Productions. Also, the group incurred start-up costs in connection with the on-line and in-house software development operations in fiscal 1997.

TRANSITION PERIOD VS. COMPARABLE PERIOD ENDED JUNE 30, 1995

Revenues were significantly higher than the comparable prior period reflecting the timing of the closing of the Universal acquisition in June 1995. EBITDA increased 33 percent to $440 million in the Transition Period. Entertainment EBITDA was $196 million compared with $66 million in the prior period, which represented one month of Universal results. Operating income declined to $128 million in the Transition Period reflecting a substantial increase in the depreciation and amortization expense associated with the Universal acquisition.

Interest, net and other in the Transition Period was $99 million, $43 million higher than in the five months ended June 30, 1995. The prior period was net of $76 million of interest income largely earned from the temporary investment of the full proceeds from the DuPont redemption from April 1995 until the funding of the Universal acquisition in June 1995.

The income tax provision in the Transition Period included the $67 million benefit related to a settlement with the U.S. government regarding the 1981 exchange of shares of Conoco Inc. for common stock of DuPont. Excluding this tax benefit, the effective income tax rate of 117 percent was significantly higher than the prior year rate of 33 percent because of the non-deductibility of the goodwill amortization associated with the Universal acquisition and lower taxable earnings.

Income from continuing operations was $67 million or $0.18 per share in the Transition Period. Excluding the $67 million benefit associated with the tax settlement, income from continuing operations was breakeven. In the five months ended June 30, 1995, income from continuing operations was $107 million or $0.29 per share.

Income from discontinued Tropicana operations, after tax, was $18 million or $0.05 per share in the Transition Period, compared with $10 million or $0.03 per share in the five months ended June 30, 1995. Reported revenues from discontinued operations were $762 million in the Transition Period and $622 million in the five months ended June 30, 1995 comparable prior period. Operating income was $51 million in the Transition Period and $36 million in the five months ended June 30, 1995. Results of discontinued operations include allocations of consolidated interest expense totaling $15 million and $17 million in the five months ended June 30, 1996 and 1995, respectively. The allocations were based on the ratio of net assets of discontinued operations to consolidated net assets.

Due to the redemption of most of the Company's DuPont shares on April 6, 1995, the Company discontinued accounting for its investment in DuPont under the equity method effective February 1, 1995. Earnings related to the DuPont investment are presented as discontinued activities in the prior period and include a $3.2 billion after-tax gain on the redemption of the 156 million shares and $68 million of after-tax dividend income earned on such shares prior to the redemption transaction.

Net income was $85 million or $0.23 per share including discontinued operations in the Transition Period. In the five months ended June 30, 1995, net income was $3.3 billion or $8.99 per share.

BEVERAGES

In the Transition Period, Spirits and Wine attributed revenues grew five percent to $2.0 billion and reported revenues increased six percent to $1.9 billion largely driven by improvement in Europe. In the Transition Period, EBITDA decreased eight percent to $244 million primarily reflecting a decline in North America, which more than offset improvement in Europe & Africa and a substantial recovery in several Latin American affiliates. Asia Pacific's results were essentially unchanged. Spirits and Wine case volumes rose almost four percent in the Transition Period. Most of the Company's key premium brands grew, including Martell Cognac, Chivas Regal Scotch Whisky, Crown Royal Canadian Whisky, Mumm Sekt Sparkling Wines and Absolut Vodka.


ENTERTAINMENT

In the Transition Period, which includes Universal results from January 1, 1996 to June 30, 1996, Universal contributed $2.4 billion to reported revenues and $1 million to operating income, after significant amortization and depreciation expense. In the period ended June 30, 1995, the Company's results included one month of Universal from the acquisition date of June 5, 1995 until June 30, 1995. During that time, Universal had reported revenues of $301 million and operating income of $32 million. In order to provide a basis of comparison, the discussion that follows is based upon Universal results for the six months ended June 30, 1996 compared with the results for the six months ended June 30, 1995.

FILMED ENTERTAINMENT In the six-month period ended June 30, 1996, attributed revenues and reported revenues each rose 12 percent and EBITDA almost doubled to $176 million versus the prior period. The motion picture group was driven by higher worldwide profits from prior year releases, particularly Babe and Casper. The television group had improved results mainly because of the cancellation of several series which were in a deficit position. EBITDA of USA Networks (50 percent-owned at June 30, 1996) was essentially even with the prior period.

MUSIC In the six-month period ended June 30, 1996, attributed and reported revenues each declined nine percent, while EBITDA was a loss of $24 million compared to income of $75 million in the comparable prior period. Lower revenues and EBITDA reflect difficult comparisons with the prior period as the six months ended June 30, 1995 included significant carryover business from the very strong fourth quarter of 1994. EBITDA was affected by a substantial investment program in 1996, which included increased spending for international expansion and investment in new artists and label ventures including Universal Records and Rising Tide/Nashville, and the acquisition of a 50 percent interest in Interscope Records.

RECREATION AND OTHER Attributed revenues increased 10 percent and reported revenues increased eight percent during the six-month period ended June 30, 1996 but EBITDA declined from $75 million to $44 million. Attendance and per capita spending at both theme parks were higher in the period ended June 30, 1996 than the prior period. This is due in part to the successful openings of Terminator 2: 3-D at Universal Studios Florida, the Company's 50 percent-owned joint venture, in May 1996 and Jurassic Park - The Ride at Universal Studios Hollywood in June 1996. Recreation EBITDA was down substantially due largely to higher marketing spending and the timing of that spending in advance of the new attractions which opened comparatively late in the period.

YEAR ENDED JANUARY 31, 1996 VS. YEAR ENDED JANUARY 31, 1995

Both reported revenues of $8.1 billion and attributed revenues of $8.8 billion were up substantially over the prior year largely due to the inclusion of partial year results of Universal. EBITDA was $1.2 billion compared with $809 million in the prior year. Entertainment contributed $420 million, while Spirits and Wine declined five percent. Corporate expenses increased to $84 million largely because the increase in the market value of the Company's shares in the year ended January 31, 1996 resulted in the recognition of additional expenses associated with stock-based compensation. Operating income, after a $274 million reengineering charge, declined to $482 million. Excluding this charge, operating income rose 20 percent to $756 million reflecting the contribution from Entertainment, partially offset by weaker Spirits and Wine results.

The interest, net and other decrease in the year ended January 31, 1996 largely reflected the repayment of debt with a portion of the proceeds from the DuPont redemption and interest income earned from the temporary investment of the DuPont proceeds from April 1995 until the funding of the Universal Studios Holding I Corp. acquisition in June 1995.

The effective income tax rate on continuing operations excluding the reengineering charge for the fiscal year ended January 31, 1996 was 35 percent compared with 24 percent (exclusive of the $65 million charge for the Company's 1981 exchange of shares of Conoco Inc. for common stock of DuPont) in the prior period. The higher effective tax rate resulted from the non-deductibility of goodwill amortization and the charge for reengineering activities, for which a tax benefit was not recognized in some countries where the charge was incurred.

Income from continuing operations was $144 million or $0.38 per share in the fiscal year ended January 31, 1996 compared with $170 million or $0.46 per share in the prior year.

Income from discontinued Tropicana operations, after tax, was $30 million or $0.08 per share in the fiscal year ended January 31, 1996, compared with $24 million or $0.06 per share in the prior year. Reported revenues from discontinued operations were $1.7 billion in the fiscal year ended January 31, 1996 and $1.4 billion in the prior year. Operating income was $102 million in the fiscal year ended January 31, 1996 and $97 million in the prior year. Results of discontinued operations include allocations of consolidated interest expense totaling $40 million and $45 million in the fiscal year ended January 31, 1996 and 1995, respectively. The allocations were based on the ratio of net assets of discontinued operations to consolidated net assets.


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

In the fiscal year ended January 31, 1996, income from discontinued DuPont activities included a $3.2 billion after-tax gain on the redemption of the 156 million DuPont shares and $68 million of after-tax dividend income. In the fiscal year ended January 31, 1995, income from the discontinued DuPont activities included $264 million of after-tax dividend income and $353 million of unremitted earnings (Seagram's share of DuPont's earnings not received as cash dividends).

Net income was $3.4 billion or $9.13 per share including discontinued operations in the fiscal year ended January 31, 1996, compared with $736 million or $1.98 per share in the prior year, which included a $75 million after-tax charge for the cumulative effect of the adoption of FAS 112, relating to post-employment benefits.


BEVERAGES

Both attributed and reported Spirits and Wine revenues were essentially even with the prior year at $5.2 billion and $5.0 billion, respectively, while EBITDA decreased five percent to $767 million. EBITDA as a percent of attributed revenues declined from 15.5 percent to 14.7 percent.

Spirits and Wine case volumes declined three percent in the year ended January 31, 1996 principally from the reduction of trade inventories in Europe, in particular for Mumm Sekt Sparkling Wines. However, a number of the Company's premium brands showed strong unit gains, including Chivas Regal Scotch Whisky, Martell Cognac and Crown Royal Canadian Whisky. Absolut Vodka showed growth in shipments in the U.S. and globally as the Company continued to expand its distribution of the brand.

The EBITDA decline was attributable to a 20 percent shortfall in Europe & Africa, partially mitigated by strong performances in Asia Pacific and the Americas. The weakness in Europe & Africa resulted primarily from difficult trading conditions in Germany, Spain and Portugal. Asia Pacific continued its broad-based profit growth, particularly in Greater China and South Korea. North America's results were driven largely by growth in Crown Royal Canadian Whisky, Captain Morgan Original Spiced Rum and Absolut Vodka. The improved contribution from Latin America was mainly the result of significantly higher profits in Venezuela.

REENGINEERING ACTIVITIES In connection with a program to better position its beverage operations for strategic growth, the Company recorded a pretax charge of $274 million in the quarter ended October 31, 1995. The charge related principally to the Company's global spirits and wine manufacturing, financial, marketing and distribution systems. After giving effect to the charge, Beverages reported operating income of $361 million compared with $689 million in the prior year.


ENTERTAINMENT

In the year ended January 31, 1996, Universal contributed $3.1 billion to reported revenues and $205 million to operating income, which represented Universal's results since the Company acquired its 80 percent interest in Universal in June 1995. Although the Company's reported financial results reflected only the partial year of Universal operations, in order to provide a basis of comparison, the discussion that follows is based upon Universal results for the twelve months ended December 31, 1995 compared with the prior year.

FILMED ENTERTAINMENT Attributed revenues grew five percent to $3.5 billion, and EBITDA increased to $292 million from $176 million. The motion picture group was driven by the successful worldwide performance of Casper, Apollo 13 and Babe. Television operations benefited from higher sales of library product at improved margins, in addition to reduced losses on fewer new network and first-run syndication series. EBITDA of USA Networks (50 percent-owned at January 31,
1996), increased substantially due to higher advertising revenues, increased subscriber revenues and lower programming costs.

MUSIC The music group faced difficult comparisons due to an exceptionally strong performance in 1994. Attributed revenues declined three percent to $1,257 million, while EBITDA fell 36 percent to $123 million. New releases in 1995 included albums by Live and White Zombie, and the Dangerous Minds soundtrack, following successful new albums in 1994 by The Eagles, Counting Crows, Aerosmith and Nirvana.

RECREATION AND OTHER Attributed revenues increased seven percent to $1,028 million in 1995, while EBITDA grew to $178 million from $165 million. Theme parks were solid, despite competitive pressure from new attractions and aggressive marketing efforts at other theme parks. Universal Studios Hollywood had a four percent increase in per capita spending and one percent growth in attendance. Per capita spending at Universal Studios Florida was up slightly and attendance was essentially unchanged. Book publishing was higher due to successful new releases by a number of authors including Tom Clancy, Patricia Cornwell, Amy Tan and Charles Kuralt. Spencer Gifts had a very strong year, with comparable store sales up over nine percent.

LIQUIDITY, CAPITAL RESOURCES AND MARKET RISK

The Company's financial position strengthened during the fiscal year ended June 30, 1997. Net cash provided by operating activities was $2,020 million, following net cash provided of $941 million in the five months ended June 30, 1996. The results for the fiscal year included significant non-cash charges such as amortization of film costs, depreciation and amortization of assets and amortization of excess of cost over fair value of assets. In addition, cash was generated by a reduction in working capital requirements.

Net cash provided by investing activities was $352 million in fiscal year 1997. The net cash provided includes gross proceeds from the sale of 30 million Time Warner shares ($1.39 billion), the sale of the DuPont warrants ($500 million) and the sale of Putnam ($330 million). These cash proceeds were partially offset by film production costs of $1.36 billion and capital expenditures of $393 million: Beverages - $187 million and Entertainment - $206 million. In the Transition Period, net cash used for investing activities was $1,217 million. The major items which required cash included the investment in Interscope Records of $200 million, the investment in Brillstein-Grey Entertainment of $81 million and investments in unconsolidated companies including Loews Cineplex Entertainment Corporation (formerly Cineplex Odeon Corporation) and SEGA GameWorks. In addition, film production costs were $626 million and capital expenditures were $245 million: Beverages - $108 million, Entertainment - $136 million and Corporate - $1 million.

The Company has entered into an arrangement to sell to a third party substantially all films produced or acquired during the term of the agreement for amounts which approximate cost. The Company will serve as sole distributor and earn a distribution fee, which is variable and contingent upon the films' performance. In addition, the Company has the option to purchase the films at certain future dates.

In the fiscal year ended June 30, 1997, the Company made dividend payments of $239 million and repurchased $416 million of the Company's common shares. The net result of the cash provided by operating activities and investing activities and the cash used for financing activities, was net cash provided by continuing operations of $197 million. In the fiscal year ended June 30, 1997, the discontinued Tropicana operations provided cash of $16 million. The net impact was a decline in short-term debt of $1,601 million and a $213 million increase in cash and short-term investments. In the five months ended June 30, 1996, continuing operations provided net cash of $173 million and discontinued Tropicana operations used cash of $126 million. In the Transition Period, net debt increased by $537 million largely due to the funding of entertainment investments.

The Company's total long- and short-term debt, net of cash and short-term investments, decreased to $2.2 billion at June 30, 1997 from $4.1 billion at June 30, 1996. The Company's ratio of net debt to total capitalization (including minority interest) declined from 27 percent to 16 percent, reflecting the lower debt outstanding. In addition, the Company's liquidity was enhanced by the ownership of 26.8 million shares of Time Warner common stock which had a market value of $1.3 billion on June 30, 1997.


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The Company's working capital position is reinforced by available credit facilities of $3.8 billion. These facilities are used to support the Company's commercial paper borrowings and are available for general corporate purposes. The Company believes its internally-generated liquidity together with access to external capital resources will be sufficient to satisfy existing commitments and plans, and to provide adequate financial flexibility to take advantage of potential strategic business opportunities should they arise.

The Company is exposed to changes in financial market conditions in the normal course of its business operations due to its operations in different foreign currencies and its ongoing investing and funding activities. Market risk is the uncertainty to which future earnings or asset/liability values are exposed due to operating cash flows denominated in foreign currencies and various financial instruments used in the normal course of operations. The Company has established policies, procedures and internal processes governing its management of market risks and the use of financial instruments to manage its exposure to such risks.

The Company is exposed to changes in interest rates primarily as a result of its borrowing and investing activities which include short-term investments and borrowings and long-term debt used to maintain liquidity and fund its business operations. The Company continues to utilize U.S. dollar-denominated commercial paper to fund seasonal working capital requirements in the U.S. and Canada. The Company also borrows in different currencies from other sources to meet the borrowing needs of its affiliates. The nature and amount of the Company's long-term and short-term debt can be expected to vary as a result of future business requirements, market conditions and other factors.

The Company's operating cash flows denominated in foreign currency as a result of its international business activities and certain of its borrowings are exposed to changes in foreign exchange rates. The Company continually evaluates its foreign currency exposure (primarily British pound, French franc, German mark and Swiss franc), based on current market conditions and the business environment. In order to mitigate the effect of foreign currency risk, the Company engages in hedging activities. The magnitude and nature of such hedging activities are explained further in Note 7 to the financial statements.

The Company employs a variance/covariance approach in its calculation of Value at Risk (VaR), which measures the potential losses in fair value or earnings that could arise from changes in market conditions, using a 95 percent confidence level and assuming a one-day holding period. The VaR, which is the potential loss in fair value, attributable to those interest rate sensitive exposures associated with the Company's exposure to interest rates was $12 million at June 30, 1997 and the average VaR for the year then ended was $14 million. This exposure is primarily related to long-term debt with fixed interest rates. The VaR, which is the potential loss in earnings, at June 30, 1997 and the average VaR for the year then ended associated with the Company's exposure to foreign exchange rates primarily as a result of its foreign currency denominated debt was $2 million. The Company is subject to other foreign exchange market risk exposure as a result of non-financial instrument anticipated foreign currency cash flows which are difficult to reasonably predict, and have therefore not been included in the Company's VaR calculation.


QUARTERLY HIGH AND LOW SHARE PRICES

                                   Fiscal Year    Five Month Period             Fiscal Year Ended
                                  Ended June 30,    Ended June 30,                 January 31,
                                       1997              1996                 1996               1995
                                  High      Low      High      Low      High       Low      High      Low
                                  ----      ---      ----      ---      ----       ---      ----      ---
New York Stock Exchange             US$       US$      US$       US$       US$       US$      US$       US$
   First Quarter                 38 3/8    30 7/8   38 3/8    31 3/4    32 3/8    25 5/8       31        27
   Second Quarter                41 7/8    35 1/4   36 3/8    32 1/2    36 3/4    26 3/4       32    28 1/8
   Third Quarter                 42 3/4        38                       38 1/8    34 1/4   32 5/8    29 1/8
   Fourth Quarter                41 7/8    35 3/4                       39 1/2    34 1/4   30 3/4    27 1/8
Canadian Stock Exchange              C$        C$       C$        C$        C$        C$       C$        C$
   First Quarter                 52 1/4    42 1/4   52 1/2    43 1/8    45 1/4    35 1/2   42 1/2    37 1/4
   Second Quarter               57 4/10    47 1/2   49 3/4    44 2/5        50    36 1/4   43 7/8    38 3/4
   Third Quarter                57 3/10   51 9/10                           52    46 1/4   44 5/8    39 1/4
   Fourth Quarter               58 1/10        50                       53 1/4    46 7/8   43 1/8    37 3/8



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


RETURN TO SHAREHOLDERS

The Company had 7,586 registered shareholders at August 15, 1997. The Company's common shares are listed on the New York, Toronto, Montreal, Vancouver and London Stock Exchanges. Closing prices at June 30, 1997, on the New York and Toronto Stock Exchanges were $40.25 and C$55.50, respectively.

In the fiscal year ended June 30, 1997, the Company paid dividends of $0.15 per share in the first quarter and $0.165 per share in each of the final three quarters. In the Transition Period dividends paid were $0.15 per share per quarter. In the year ended January 31, 1996, the Company also paid dividends of $0.15 per share in each of the four quarters. Dividends paid to shareholders totaled $239 million in fiscal year 1997, $112 million in the Transition Period and $224 million and $216 million in the years ended January 31, 1996 and 1995, respectively.




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